Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$19,086,920.00	$2,477.48

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-223208
(To Prospectus dated February 26, 2018,
Prospectus Supplement dated February 26, 2018 and
Product Supplement EQUITY SUN-1 dated February 14, 2020)

1,908,692 Units $10 principal amount per unit CUSIP No. 40438G706	Pricing Date Settlement Date Maturity Date	February 27, 2020 March 6, 2020 February 28, 2025

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund

▪	Maturity of approximately five years, if not called prior to maturity

▪	Automatic call of the notes per unit at $10 plus the applicable Call Premium ($1.65 on the first Observation Date, $3.30 on the second Observation Date, $4.95 on the third Observation Date, and $6.60 on the final Observation Date) if the Underlying Fund is flat or increases above 100% of the Starting Value on the relevant Observation Date

▪	The Observation Dates will occur approximately one year, two years, three years and four years after the pricing date

▪	If the notes are not called, at maturity:

▪ a return of 50% if the Underlying Fund is flat or increases up to the Step Up Value

▪ a return equal to the percentage increase in the Underlying Fund if the Underlying Fund increases above the Step Up Value

▪ 1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100.00% of the principal amount at risk

▪	All payments are subject to the credit risk of HSBC USA Inc.

▪	No interest payments

▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

▪	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY SUN-1.

The estimated initial value of the notes on the pricing date is $9.20 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-7 of this term sheet for additional information.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$ 19,086,920.00
Underwriting discount(1)	$ 0.20	$ 381,738.40
Proceeds, before expenses, to HSBC	$ 9.80	$ 18,705,181.60

(1)	See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

February 27, 2020

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

Summary

The Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Energy Select Sector SPDR® Fund (the “Underlying Fund”), is equal to or greater than the Call Level on the relevant Observation Date. If the notes are not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Underlying Fund is equal to or greater than the Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the price of the Underlying Fund above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging related charge described below, reduced the economic terms of the notes (including the Call Premiums and Call Amounts). The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes.

Terms of the Notes
Issuer:	HSBC USA Inc. (“HSBC”)	Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-25 of product supplement EQUITY SUN-1.
Principal Amount:	$10.00 per unit	Call Premiums:	$1.65 per unit if called on the first Observation Date (which represents a return of 16.50% over the principal amount), $3.30 per unit if called on the second Observation Date (which represents a return of 33.00% over the principal amount), $4.95 per unit if called on the third Observation Date (which represents a return of 49.50% over the principal amount), and $6.60 per unit if called on the final Observation Date (which represents a return of 66.00% over the principal amount).
Term:	Approximately five years, if not called	Ending Value:	The Closing Market Price of the Underlying Fund times the Price Multiplier on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product supplement EQUITY SUN-1.
Market Measure:	The Energy Select Sector SPDR® Fund (Bloomberg symbol: “XLE”)	Step Up Value:	67.97 (150% of the Starting Value, rounded to two decimal places).
Starting Value:	45.31	Step Up Payment:	$5.00 per unit, which represents a return of 50% over the principal amount.
Observation Level:	The Closing Market Price of the Underlying Fund times the Price Multiplier on the applicable Observation Date.	Threshold Value:	45.31 (100% of the Starting Value).
Observation Dates:	March 5, 2021, February 18, 2022, February 17, 2023 and February 16, 2024, subject to postponement in the event of Market Disruption Events, as described on page PS-25 of product supplement EQUITY SUN-1.	Calculation Day:	February 21, 2025
Call Level:	45.31 (100% of the Starting Value).	Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Fund, as described beginning on page PS-30 of product supplement EQUITY SUN-1.
Call Amounts (per Unit):	$11.65 if called on the first Observation Date, $13.30 if called on the second Observation Date, $14.95 if called on the third Observation Date, and $16.60 if called on the final Observation Date.	Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-12.
		Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement EQUITY SUN-1 dated February 14, 2020: https://www.sec.gov/Archives/edgar/data/83246/000110465920021127/tm207295-23_424b5.htm

▪	Prospectus supplement dated February 26, 2018: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▪	Prospectus dated February 26, 2018: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to MLPF&S in the accompanying prospectus supplement, as such references relate to MLPF&S’s institutional services, should be read as references to BofAS.

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪      You are willing to receive a return on your investment capped at the return represented by the applicable Call Premium if the relevant Observation Level is equal to or greater than the Call Level.

▪      You anticipate that the notes will be automatically called or that the Underlying Fund will not decrease from the Starting Value to the Ending Value.

▪      You are willing to risk a loss of principal and return if the notes are not automatically called and the Underlying Fund decreases from the Starting Value to the Ending Value.

▪      You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪      You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.

▪      You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.

▪      You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.

▪      You want to hold your notes for the full term.

▪      You believe that the notes will not be automatically called and the Underlying Fund will decrease from the Starting Value to the Ending Value.

▪      You seek principal repayment or preservation of capital.

▪      You seek interest payments or other current income on your investment.

▪      You want to receive dividends or other distributions paid on shared of the Underlying Fund or the securities held by the Underlying Fund.

▪      You seek an investment for which there will be a liquid secondary market.

▪      You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

Hypothetical Payout Profile at Maturity

The graph below shows a payout profile at maturity, which would only apply if the notes are not called on any Observation Date.

Autocallable Market-Linked Step Up Notes

This graph reflects the returns on the notes, based on the Threshold Value of 100% of the Starting Value, the Step Up Payment of $5.00 per unit and the Step Up Value of 150% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.

This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on any Observation Date. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and Step Up Value, whether the notes are called on an Observation Date, and term of your investment.

The following table is based on a Starting Value of 100, a Threshold Value of 100, a Step Up Value of 150 and the Step Up Payment of $5.00 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
75.00	-25.00%	$7.50	-25.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
100.00(1)(2)	0.00%	$15.00(3)	50.00%
110.00	10.00%	$15.00	50.00%
120.00	20.00%	$15.00	50.00%
140.00	40.00%	$15.00	50.00%
150.00(4)	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%
200.00	100.00%	$20.00	100.00%

(1)	This is the hypothetical Threshold Value.
(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 45.31, which was the Closing Market Price of the Underlying Fund on the pricing date.
(3)	This amount represents the sum of the principal amount and the Step Up Payment of $5.00.
(4)	This is the hypothetical Step Up Value.

For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below. Any Observation Level or the Ending Value will not include any income generated by dividends paid on the Underlying Fund or the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 50.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 150.00
Ending Value: 110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3
The Ending Value is 165.00, or 165.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 150.00
Ending Value: 165.00
Redemption Amount per unit

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Underlying Fund or the securities held by the Underlying Fund. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “—Risks Relating to All Note Issuances.”

▪	If the notes are not automatically called, depending on the performance of the Underlying Fund as measured shortly before the maturity date, you may lose up to 100% of the principal amount.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	If the notes are called, your investment return is limited to the return represented by the applicable Call Premium.

▪	Your investment return may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-12 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlying Fund and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The sponsor of the Energy Select Sector Index (the “Underlying Index”) described below may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

▪	The sponsor and the investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the price of the Underlying Fund and consequently, the return on the notes, and have no obligation to consider your interests.

▪	As a noteholder, you will have no rights to receive shares of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities, dividends or other distributions on those securities.

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Underlying Fund, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Underlying Fund.

▪	The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.

▪	Risks associated with the Underlying Index or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-30 of product supplement EQUITY SUN-1.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-44 of product supplement EQUITY SUN-1.

Additional Risk Factors

All of the securities held by the Underlying Fund are concentrated in a few industries.

The equity securities held by the Underlying Fund are issued by companies that are in the following industries: oil, gas and consumable fuels, and energy equipment and services. Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting such industries than an investment linked to a more broadly diversified group of issuers. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general..

The notes are subject to risks associated with the energy sector.

The Underlying Fund invests in companies that develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products and services in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. The stock prices of oil service companies could be subject to wide fluctuations in response to a variety of factors, including the ability of the OPEC to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely affect the performance of the Underlying Fund. All these factors may adversely affect the value of the notes.

Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

The Underlying Fund

All disclosures contained in this term sheet regarding the Underlying Fund and the Underlying Index, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc. (“SSGA”), the investment advisor of the Underlying Fund. The consequences of any discontinuance of the Underlying Fund or the Underlying Index are discussed in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-33 of product supplement EQUITY SUN-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying Fund, the Underlying Index or any successor underlying fund or successor index.

Description of the Energy Select Sector SPDR® Fund

The Underlying Fund is an investment portfolio managed by SSGA. The Underlying Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLE.”

The Select Sector SPDR® Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Underlying Fund. Each Select Sector SPDR® Fund is an Index Fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (together, the “Select Sector Indices”). The companies included in each Select Sector Index are selected on the basis of the Global Industry Classification Standard from a universe of companies defined by the S&P 500® Index (the “SPX”). The Select Sector Indices upon which the Select Sector SPDR® Funds are based, together, comprise all of the companies in the SPX.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.

Investment Objective and Strategy

The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the Energy Select Sector Index (“the “IXE”). The IXE measures the performance of the energy sector of the U.S. equity market. The IXE includes companies in the following sub-sectors: oil, gas and consumable fuels; and energy equipment and services. The returns of the Underlying Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Replication

The Underlying Fund pursues the indexing strategy of “replication” in attempting to approximate the performance of IXE. The Underlying Fund will generally invest in all of the equity securities included in the IXE. There may, however, be instances where SSGA may choose to overweight another stock in the IXE, purchase securities not included in the IXE that SSGA believes are appropriate to substitute for a security included in the IXE or utilize various combinations of other available investment techniques in seeking to track accurately the IXE. The Underlying Fund will normally invest at least 95% of its total assets in common stocks that comprise the IXE. The Underlying Fund may invest its remaining assets in money market instruments (including repurchase agreements and money market funds), convertible securities, structured notes and in options and futures contracts. Options and futures contracts (and convertible securities and structured notes) may be used by the Underlying Fund in seeking performance that corresponds to the IXE and managing cash flows. SSGA anticipates that, under normal circumstances, it may take approximately five business days for additions and deletions to the SPX to be reflected in the portfolio composition of the Underlying Fund. The Board of Trustees of the Select Sector SPDR® Trust may change the Underlying Fund’s investment strategy and other policies without shareholder approval.

Correlation

The IXE is a theoretical financial calculation, while the Underlying Fund is an actual investment portfolio. The performance of the Underlying Fund and the IXE will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Underlying Fund, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in a tracking index.

Description of the Energy Select Sector Index

The IXE is a modified market capitalization-based index intended to track the movements of companies that are components of the SPX and are involved in the development or production of energy products. Energy companies in the IXE develop and produce crude oil and natural gas and provide drilling and other energy related services. The IXE, which serves as the benchmark for the Underlying Fund, was established with a base value of 250.00 on June 30, 1998.

The stocks included in the IXE are selected by S&P Dow Jones Indices LLC (“S&P”), as index compilation agent, (the “Index Compilation Agent”) from the universe of companies represented by the SPX. The composition and weighting of the stocks included in the IXE will likely differ from the composition and weighting of stocks included in any similar sector index of the SPX that is published and disseminated by S&P.

Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

Construction and Maintenance

The IXE is developed and maintained in accordance with the following criteria:

•	Each of the component stocks in the IXE (the “Component Stocks”) is a constituent company of the SPX.

•	Each stock in the SPX is allocated to one and only one of the Select Sector Indices.

•	The Index Compilation Agent assigns each constituent stock of the SPX to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a particular company’s stock to the IXE on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in the IXE. S&P has sole control over the removal of stocks from the SPX and the selection of replacement stocks to be added to the SPX. However, S&P plays only a consulting role in the assignment of the SPX constituent stocks to the IXE, that assignment being the sole responsibility of the Index Compilation Agent.

•	The IXE is calculated by the Index Calculation Agent using a modified “market capitalization” methodology. This design ensures that each of the Component Stocks within the IXE is represented in a proportion consistent with its percentage with respect to the total market capitalization of the IXE. Under certain conditions, however, the number of shares of a Component Stock within the IXE may be adjusted to conform to Internal Revenue Code requirements.

•	The IXE is calculated using the same methodology utilized by S&P in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of the IXE is computed by dividing the total market value of the companies in the IXE by a number called the index divisor.

•	The IXE is weighted based on the market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of the IXE; and (ii) with respect to 50% of the total value of the IXE, the market capitalization-based weighted value of the Component Stocks must be diversified so that no single Component Stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of the IXE.

•	Rebalancing the IXE to meet the asset diversification requirements will be the responsibility of the Index Calculation Agent. If shortly prior to the last business day of any calendar quarter (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the IXE will be reduced and the market capitalization based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the IXE will be reduced to 23% of the total value of the IXE and the aggregate amount by which all Component Stocks exceed 24% will be redistributed equally across the remaining Component Stocks that represent less than 23% of the total value of the IXE. If as a result of this redistribution, another Component Stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the IXE accounted for by the lowest weighted Component Stocks, each Component Stock that exceeds 4.8% of the total value of the IXE will be reduced to 4.6% and the aggregate amount by which all Component Stocks exceed 4.8% will be distributed equally across all remaining Component Stocks that represent less than 4.6% of the total value of the Financial Select Sector Index. If as a result of this redistribution another Component Stock that did not previously exceed 4.8% of the IXE value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Underlying Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the IXE. If necessary, this reallocation process may take place more than once prior to a Quarterly Qualification Date.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the Index Calculation Agent that a Component Stock’s Select Sector Index assignment should be changed, the Index Calculation Agent will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the SPX insofar as practicable.

Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2010 through February 27, 2020. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of Underlying Fund was $45.31. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Underlying Fund

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price of the Underlying Fund during any period set forth above is not an indication that the price of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Underlying Fund. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds” on page PS-22 of product supplement EQUITY SUN-1.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Underlying Fund.

▪	Under this characterization and tax treatment of the notes, subject to the discussion of the constructive ownership rules of Section 1260 of the Code beginning on page PS-45 of product supplement EQUITY SUN-1, a U.S. holder (as defined in the

Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to the Energy Select Sector SPDR® Fund, due February 28, 2025

prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-44 of product supplement EQUITY SUN-1.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the issuer, when this term sheet has been attached to, and duly notated on, the master note that represents the notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the notes offered by this term sheet will be valid, binding and enforceable obligations of the issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the issuer’s registration statement on Form S-3 dated February 26, 2018.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Autocallable Market-Linked Step Up Notes	TS-13